EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PEMSTAR CONCLUDES MEXICO INVESTIGATION,

REPORTS IMPACT AND FULL FISCAL 2005 SECOND-QUARTER RESULTS

Live Webcast Today at 4:00 p.m. CT Monday, February 14

ROCHESTER, Minn. – February 14, 2005 – PEMSTAR Inc. (Nasdaq: PMTRE), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, will soon file its Form 10-Q with the Securities and Exchange Commission (SEC) for the fiscal 2005 second quarter ended September 30, 2004. The company will also file amendments to its Form 10-Q for the fiscal 2005 first quarter and its Form 10-K for fiscal 2004, ended March 31, 2004. Upon completion, PEMSTAR will be current with all required financial filings.

On November 3, 2004, the company reported preliminary second-quarter results of operations only, pending completion of an investigation at its Guadalajara, Mexico, facility. Today’s announcement includes the results and impact of the investigation, as well as prior-year financial comparisons and balance sheet information.

Mexico Investigation Concluded

Previously, PEMSTAR announced that it had launched an investigation of certain accounting discrepancies related to its Guadalajara, Mexico, facility, which were identified during the normal reconciling process.

PEMSTAR, with the help of an independent review team led by PricewaterhouseCoopers, has determined that inappropriate and irregular accounting entries were made at its Mexico facility. These inconsistencies occurred in recording certain expenses, taxes, product costing and asset valuations, and impacted both the statement of operations and the balance sheet of its Mexico operations.

As a result of the investigation’s findings, PEMSTAR is increasing the fiscal year 2004 loss by $5.5 million to ($25.3) million from ($19.8) million and adjusting the fiscal 2005 first quarter by $0.7 million to income of $0.5 million from $1.2 million. In prior releases, the company said it estimated the impact of the investigation would be approximately $6 million and that it believed the majority of the adjustments would impact its previously filed financial statements for fiscal year ended March 31, 2004.

“The important fact is that we discovered the problem, brought in an independent team to lead the investigation, calculated the financial impact and determined that the inappropriate and irregular entries are no longer occurring,” said Greg Lea, PEMSTAR’s executive vice president and CFO. “We are glad to put this matter behind us, and we have implemented rigid controls to ensure that this situation does not happen again.”

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Specifically related to the Mexico facility, PEMSTAR has:

•	Hired new site and financial leadership;

•	Implemented operational excellence initiatives, improving the cost structure and enhancing manufacturing capabilities going forward;

•	Disengaged from unprofitable business with certain customers; and

•	Centralized the Americas accounts payable and accounts receivable functions at the company’s Rochester, Minn., headquarters.

Said Lea, “As we previously reported, we’re confident this situation was confined to PEMSTAR’s Mexico operation.”

The company has also revised its fiscal 2005 second-quarter net loss from the prior release by $0.9 million. These adjustments relate specifically to changes in estimates for inventory, accounts receivable and tax reserves for its Mexico operations.

Fiscal 2005 Second-Quarter Results

Summary of Financial Results

(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
Net sales	$166,397	$150,550	$363,077	$296,050
Operating loss	(3,935)	(5,620)	(2,549)	(16,173)
Net loss	$(6,031)	$(7,518)	$(5,506)	$(19,903)
Loss per common share	$(0.13)	$(0.19)	$(0.12)	$(0.51)

For the fiscal 2005 second quarter, PEMSTAR reported net sales of $166.4 million and a net loss of ($6.0) million, or ($0.13) per share. Sales rose 10.5 percent from year-earlier levels of $150.6 million, and the net loss narrowed from ($7.5) million, or ($0.19) per share. Both the second quarter and six months net sales were slightly lower than preliminary results released on November 3, 2004, due to a correction made in accordance with PEMSTAR policies to eliminate certain raw inventory sales previously reported in revenues. The second-quarter net loss includes: $0.4 million, or ($0.01) per share, in restructuring charges; $2.3 million, or ($0.05) per share, of accounts receivable and inventory reserves due to the company’s previously announced strategy to disengage from unprofitable customers; and $0.9 million, or ($0.02) per share, of changes in estimate adjustments related to inventory, accounts receivable and taxes determined during the Mexico investigation.

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PEMSTAR reported positive cash flow from operations of $4.1 million for the fiscal 2005 second quarter.

For the six months ended September 30, 2004, PEMSTAR reported net sales of $363.1 million, up 22.6 percent from $296.1 million in the year-ago period. Net loss totaled ($5.5) million, or ($0.12) per share, substantially improved from a net loss of ($19.9) million, or ($0.51) per share, for the first half of fiscal 2004. The six-month fiscal 2005 net loss also was impacted by the restructuring charges and reserves detailed above.

Balance Sheet Update

For the September quarter, accounts receivable were down $5.7 million from the June quarter, with days sales outstanding (DSO) rising to 64 days from 56 days at June 30, 2004. Also, net inventories of $84.3 million as of September 30, 2004, declined from $92.2 million at June quarter end, with a turn rate of 7.3 times, versus 8.0 times at June 30, 2004.

Debt (debt plus capital leases including, in both cases, current maturities) as of September 30, 2004, was $107.5 million, compared to $96.5 million at June quarter-end. This increase was due to higher borrowings in Asia to support growth. Debt to total capital (debt plus shareholders’ equity) at September 30, 2004, was 41.4 percent, versus 37.7 percent for the June quarter, and net book value was $3.37 per outstanding share, with tangible book value at $2.62 per outstanding share.

Webcast Today

PEMSTAR will host a live Webcast to review fiscal 2005 second- and third-quarter results, and resolution of the Mexico investigation today, Monday, February 14, at 4:00 p.m. CT (5:00 p.m. ET). Al Berning, chairman and CEO of PEMSTAR, and Greg Lea will discuss both announcements that the company released today. To access the Webcast, go to the investor relations portion of PEMSTAR’s Web site, www.pemstar.com, and click on the Webcast icon. A replay of the Webcast will be available on PEMSTAR’s Web site for one week.

If you do not have access to the Internet and want to listen to an audio replay of the conference call, phone 800-633-8284 (domestic), or 402-977-9140 (international), access number 21231922. The telephone replay will be available beginning at 6:00 p.m. CT on Monday, February 14, through 6:00 p.m. CT on Wednesday, February 16.

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, product design, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in the Americas, Asia and Europe. The company’s service offerings support customers’ needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 14 locations worldwide.

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This press release may contain “forward-looking” statements. These forward-looking statements, including statements made by Mr. Lea, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: recession or decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses; increased competition; and other risk factors listed from time to time in PEMSTAR’s Securities and Exchange Commission filings, including but not limited to risks as included in Exhibit 13.1 of PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004.

CONTACT:	At PEMSTAR:	At Padilla Speer Beardsley:
	Greg Lea	Matt Sullivan /Marian Briggs
	EVP & CFO	Direct: 612/455-1711
	507/292-6941	Main: 612/455/1700

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PEMSTAR Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
Net sales	$166,397	$150,550	$363,077	$296,050
Cost of goods sold	154,442	139,321	334,962	279,409

Gross profit	11,955	11,229	28,115	16,641

Selling, general and administrative expenses	15,500	12,092	30,274	24,602
Restructuring and impairment charges	390	4,757	390	8,212

Operating loss	(3,935)	(5,620)	(2,549)	(16,173)

Other expense (income) - net	305	(411)	(1,177)	(698)
Interest expense	1,958	2,111	4,079	4,150

Loss before income taxes	(6,198)	(7,320)	(5,451)	(19,625)

Income tax (benefit) expense	(167)	198	55	278

Net loss	$(6,031)	$(7,518)	$(5,506)	$(19,903)

Basic and diluted loss per common share:	$(0.13)	$(0.19)	$(0.12)	$(0.51)

Shares used in computing net loss per common share:	45,150	40,265	45,146	38,907

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PEMSTAR Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	September 30, 2004	March 31, 2004
Assets
Current assets:
Cash and equivalents	$18,339	$9,832
Accounts receivable, net	118,977	127,823
Recoverable income taxes	744	870
Inventories	84,263	93,661
Unbilled services	14,640	11,547
Deferred income taxes	344	63
Prepaid expenses and other	12,156	14,810

Total current assets	249,463	258,606

Property, plant and equipment, net	89,829	93,121
Goodwill	33,871	33,878
Deferred income taxes	2,409	2,177
Other assets	4,848	6,351

Total assets	$380,420	$394,133

Liabilities and shareholders’ equity
Current liabilities:
Cash overdraft	$250	$7,130
Revolving credit facilities and current maturities of long-term debt	87,048	68,618
Current maturities of capital lease obligations	797	1,769
Accounts payable	91,143	106,644
Income taxes payable	1,468	631
Accrued expenses and other	22,506	22,925

Total current liabilities	203,212	207,717

Long-term debt, less current maturities	7,935	8,856
Capital lease obligations, less current maturities	11,708	11,867
Other liabilities and deferred credits	5,306	7,384

Shareholders’ equity:
Common stock, par value $0.01 per share—authorized 150,000 shares, issued and outstanding 45,153 shares at September 30, 2004 and 45,136 shares at March 31, 2004	452	451
Additional paid-in capital	255,124	255,153
Accumulated other comprehensive income (loss)	2,483	3,081
Accumulated deficit	(105,718)	(100,212)
Loans to shareholders	(82)	(164)

	152,259	158,309

Total liabilities and shareholders’ equity	$380,420	$394,133

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